Exhibit 99.1

Phototron Signs Merger Agreement with SG Technologies

"Stealth Grow" Brand’s Leading Hi-Powered LED Products Expected to Provide Phototron with New Revenue Stream and Sales Synergies

GARDENA, CA – March 22, 2012 – Phototron Holdings, Inc. (OTCBB: PHOT) (OTCQB: PHOT), the hydroponic growing systems company behind the “grow your own” revolution, today announced that in accordance with its previously announced letter of intent, Phototron has signed a definitive agreement and plan of merger (the “Merger Agreement”) to acquire SG Technologies Corp, a leading manufacturer of hi-powered light emitting diode (“LED”) products for indoor horticulture (the “Merger”).

“This merger with SG Technologies is a major milestone for Phototron,” said Craig Ellins, Phototron’s CEO. “We believe the merger will significantly expand our current product offering and provide additional financial strength as we look to integrate the Stealth Grow line, which is well respected in the industry.”

SG Technologies sells products under the highly-recognized “Stealth Grow” brand. SG Technologies is comprised of a team of experienced horticulturists and engineers who have worked to bring LEDs to the forefront of indoor horticulture by creating a superior line of LED grow lights.

“We believe that combining our operations will create a win-win for both the long established Phototron and Stealth Grow brands,” said Sterling Scott, CEO of SG Technologies. “As I increase my role at Phototron post-merger, I look forward to implementing various strategic growth opportunities and sales initiatives that will benefit our loyal customers and enhance stockholder value.”

The closing of the Merger is subject to several conditions, including, without limitation, the approval of the Merger by the holders of a majority of SG Technologies’ outstanding shares of common stock and the absence of demands for or entitlement to dissenter’s rights with respect to the Merger. There can be no assurance that the conditions to the closing of the Merger will be satisfied, or that the Merger will be consummated. If all conditions to the closing of the Merger are satisfied, Phototron anticipates that the Merger will close within the second quarter of 2012.

Pursuant to the Merger Agreement, Sterling Scott will become Phototron’s Executive Chairman of the Board and CEO. Craig Ellins will become the Vice Chairman of the Board.

The Merger Agreement will be included as Exhibit 2.1 of the Current Report on Form 8-K which will be filed by Phototron later today (the “Form 8-K”) and the discussion of the Merger Agreement set forth herein is qualified in its entirety by reference to Exhibit 2.1 of the Form 8-K.

In addition, on March 16, 2012, Phototron entered into a Securities Purchase and Exchange Agreement (the “Purchase Agreement”), pursuant to which, among other things, Phototron may sell up to an aggregate of $2,000,000 in principal amount of 6% Senior Secured Convertible Notes in exchange for a cash purchase price and/or the cancellation and exchange of any promissory note issued by Phototron, or evidencing debt assumed by Phototron.

The Purchase Agreement will be included as Exhibit 10.1 of the Form 8-K and the discussion of the Purchase Agreement set forth herein is qualified in its entirety by reference to Exhibit 10.1 of the Form 8-K.

About SG Technologies Corp (Stealth Grow LED)

SG Technologies Corp is the leading North American manufacturer of hi-powered LED (Light Emitting Diode) grow light products for indoor horticulture, sold under the brand name “Stealth Grow LED.” www.stealthgrow.com Stealth Grow provides USA engineered, energy efficient and “green” technology for healthy and abundant indoor gardening. Stealth Grow LED products are available through more than 2,500 hydroponic retailers, and on-line resellers in the USA and Canada. Stealth Grow LED products will be available in European Community retailers in late Spring 2012. To purchase directly from Stealth Grow or locate the nearest retailer, visit www.stealthgrow.com or contact us by phone at 800-770-9788.

About Phototron Holdings, Inc.

Phototron Holdings, Inc. (OTCBB: PHOT) (OTCQB: PHOT) designs and manufactures cutting-edge indoor mini-greenhouses capable of year-round growth of herbs, vegetables, flowers, fruits and medicines, better, stronger and faster than traditional farming methods. The Phototron Hydroponic Indoor Grow System, commonly called grow boxes, is built upon decades of research on the optimal temperature, light, water and nutrient needs of plants. The Phototron System uses proprietary lighting that mimics the sun's rays to grow nutrient-rich, pesticide-free, eco-friendly crops faster and in more bountiful quantities than those of traditional gardening methods, resulting in fruits and vegetables of superior taste and quality.

Phototron systems and accessories are available for purchase from the company’s website at: www.phototron.com

For comprehensive investor relations material please follow the appropriate link: Investor Presentation, Investor Portal and Investor Fact Sheet.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this release include statements regarding the closing of the Merger, the potential growth and advantages arising thereform, and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the parties’ ability to close the transaction, the parties’ ability to accomplish their respective business initiatives, Phototron’s ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, and other information that may be detailed from time to time in Phototron's filings with the United States Securities and Exchange Commission. Phototron undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Phototron Contact:

Phototron Holdings, Inc.

Todd Denkin

Toll-free: 800-651-2837

sales@phototron.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

Toll-free: 800-592-6067

info@trilogy-capital.com